Exhibit 99.1

Thomas & Betts Corporation Reports First Quarter 2009 Earnings

First Quarter Earnings per Share $0.49; Net Sales $459.8 Million Full Year 2009 Guidance Maintained Near Low End of Range - $3.00 per Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 22, 2009--Thomas & Betts Corporation (NYSE:TNB) today reported net sales of $459.8 million for the first quarter 2009, down 22.8 percent year over year. First quarter 2009 net earnings were $26.1 million, or $0.49 per diluted share. First quarter 2008 net earnings were $38.3 million or $0.66 per diluted share.

“We are pleased with our performance in the quarter,” said Dominic J. Pileggi, chairman and chief executive officer. “We have taken aggressive and swift action to address current market conditions and lessen the adverse impact of lower sales volumes on earnings and these efforts are paying off. Our success in maintaining our discipline in tightly managing inventory was also evident in our first quarter results.”

The significant year-over-year sales decrease primarily reflects weaker demand for electrical products used in construction, industrial maintenance and electrical power distribution. The stronger U.S. dollar negatively impacted sales by approximately $35 million when compared to last year.

Gross profit was 29.9 percent of net sales for the quarter compared to 31.3 percent last year. The year-over-year decrease reflects overall business mix and the impact of lower production volumes.

Selling, general and administrative expense (SG&A) declined 20.4 percent, or $23.7 million, to $92.6 million in the first quarter 2009. As a percent of sales, SG&A was 20.2 percent compared to 19.5 percent in 2008.

Net interest expense was $9.5 million in the first quarter, down from $12.3 million last year primarily as a result of lower average debt outstanding. The effective tax rate in 2009 was 30 percent compared to 32.3 percent in the first quarter 2008. The lower rate largely reflects the impact of lower overall and U.S. earnings.

SEGMENT RESULTS

First quarter 2009 total segment earnings declined 30.6 percent to $77.6 million as a result of lower sales volumes and unfavorable foreign currency. As a percent of sales, segment earnings were 16.9 percent compared to 18.8 percent last year.

In the company’s Electrical segment, first quarter sales were $368.8 million, down 27.5 percent year over year. Decreased volumes were evident across virtually all product and geographic markets. Foreign currency contributed approximately $34 million to the sales decline.

Electrical segment earnings declined 40.2 percent to $57.4 million, reflecting the negative impact of lower sales volumes and a stronger U.S. dollar. As a percent of sales, Electrical segment earnings were 15.6 percent compared to 18.9 percent in the prior-year period.

First quarter 2009 Steel Structures segment sales were $61.9 million, up 19.2 percent compared to $52 million in the prior-year period. Higher year-over-year steel pricing contributed to the sales improvement. Segment earnings were $14.4 million, or 23.3 percent of sales compared to $10.0 million, or 19.3 percent of sales, in the prior year quarter. The improvement in earnings as a percent of sales largely reflects a more favorable project mix.

HVAC segment sales were $29.1 million, down 16.4 percent year over year. Despite lower sales volumes, HVAC earnings improved to $5.7 million, or 19.7 percent of sales, compared to $5.6 million, or 16.2 percent of sales, in the first quarter of 2008. The earnings improvement reflects improved operating efficiency and tight expense control.

CASH FLOW AND DEBT HIGHLIGHTS

Thomas & Betts ended the first quarter with $254 million in cash and equivalents and $638 million in total debt. Strong inventory management contributed favorably to the first quarter cash flow performance. During the quarter, the company repaid $148 million in debt using a combination of cash and credit available under the company’s revolving credit facility. At March 31, 2009, the company had approximately $262 million of availability under its existing credit agreements.

2009 DIRECTIONAL GUIDANCE

“As expected, the economy has proved to be our biggest challenge in 2009 and we have responded by adjusting production, reducing headcount, tightly managing costs and remaining intensely focused on effectively managing working capital,” said Pileggi.

“Forecasting earnings continues to be a challenge given the lack of clarity in global market dynamics, the continued credit freeze and uncertainty around the timing and magnitude of government-sponsored stimulus projects,” continued Pileggi. “We now believe that full year 2009 earnings will more likely be near the low end of the range we provided in February or $3.00 per diluted share. From a sales perspective, we expect the trends to play out as we noted in February with the first quarter showing the worst deterioration compared to 2008 and the negative year-over-year comparisons becoming less severe as the year progresses.”

Pileggi noted that the key risks to achieving these results continue to be: the availability of credit in key end markets; volatility in foreign currencies and commodity costs; and further deterioration in market conditions.

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2008, the company reported $2.5 billion in net sales.

The attached financial tables support the information in this news release:

Consolidated Statements of Operations
Segment Information
Consolidated Balance Sheets
Consolidated Statements of Cash Flows

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as “optimistic,” “trend,” “will,” and “believe.” These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. Accordingly, these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Risk Factors” section of the company’s Form 10-K for the fiscal year ended December 31, 2008 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call and webcast to discuss the company’s first quarter 2009 results on Wednesday, April 22, 2009 at 11:00 a.m. Eastern (10:00 a.m. Central). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight Eastern on Wednesday, April 29, 2009. To access the replay, please call 201-612-7415, account number 9517, pass code 319351.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31,	March 31,
	2009	2008

Net sales	$459,835	$595,504

Cost of sales	322,427	409,243
Gross profit	137,408	186,261
Gross profit - % of net sales	29.9%	31.3%

Selling, general and administrative	92,610	116,285
Selling, general and administrative - % of net sales	20.2%	19.5%

Earnings from operations	44,798	69,976
Earnings from operations - % of net sales	9.7%	11.8%

Interest expense, net	(9,461)	(12,332)
Other (expense) income, net	1,905	(1,277)

Earnings before income taxes	37,242	56,367

Income tax provision	11,173	18,206
Effective tax rate	30.0%	32.3%

Net earnings from continuing operations	26,069	38,161

Earnings from discontinued operations, net	-	91

Net earnings	$26,069	$38,252

Basic earnings per share:
Continuing operations	$0.50	$0.66
Discontinued operations	-	-
Net earnings	$0.50	$0.66

Diluted earnings per share:
Continuing operations	$0.49	$0.66
Discontinued operations	-	-
Net earnings	$0.49	$0.66

Average shares outstanding:
Basic	52,569	57,759
Diluted	52,952	58,192

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,	March 31,
	2009	2008

Net sales:
Electrical	$368,832	$508,770
Steel Structures	61,945	51,960
HVAC	29,058	34,774

Total net sales	$459,835	$595,504

Segment earnings:
Electrical	$57,440	$96,121
Steel Structures	14,430	10,042
HVAC	5,722	5,635

Total reportable segment earnings	$77,592	$111,798

Corporate expense	(11,198)	(13,262)
Depreciation and amortization expense	(18,788)	(22,040)
Share-based compensation expense	(2,808)	(6,520)
Interest expense, net and other (expense) income, net	(7,556)	(13,609)

Earnings before income taxes	$37,242	$56,367

Segment earnings - % of net sales:
Electrical	15.6%	18.9%
Steel Structures	23.3%	19.3%
HVAC	19.7%	16.2%
Total	16.9%	18.8%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$253,514	$292,494
Restricted cash	5,615	7,971
Receivables, net	215,995	229,160
Inventories	267,666	278,098
Other current assets	57,441	59,070
Total current assets	800,231	866,793

Net property, plant and equipment	295,739	299,077
Goodwill	879,046	880,410
Other intangible assets	267,561	274,672
Investments in unconsolidated companies	4,957	5,050
Other assets	84,273	84,600

Total assets	$2,331,807	$2,410,602

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$682	$148,751
Accounts payable	140,577	180,750
Accrued liabilities	114,568	138,553
Income taxes payable	5,767	7,947
Total current liabilities	261,594	476,001

Long-term debt	637,305	512,193
Other long-term liabilities	276,835	277,751

Shareholders' equity	1,156,073	1,144,657

Total liabilities and shareholders' equity	$2,331,807	$2,410,602

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date
	March 31,	March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$26,069	$38,252
Adjustments:
Depreciation and amortization	18,788	22,040
Share-based compensation expense	2,808	6,520
Changes in operating assets and liabilities, net(a):
Receivables	10,076	(30,605)
Inventories	8,227	(32,606)
Accounts payable	(38,575)	14,114
Accrued liabilities	(22,963)	(10,873)
Income taxes payable	(2,738)	711
Other	4,432	4,141
Net cash provided by (used in) operating activities	6,124	11,694

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(11,421)	(8,139)
Purchases of businesses	-	(90,583)
Restricted cash used for change in control payments	2,356	114
Other	867	77
Net cash provided by (used in) investing activities	(8,198)	(98,531)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares	(11,139)	-
Revolving credit facility proceeds, net	125,000	45,000
Repayment of debt and other borrowings	(148,149)	1,348
Stock options exercised	54	467
Other	-	489
Net cash provided by (used in) financing activities	(34,234)	47,304

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(2,672)	(213)

Net increase (decrease) in cash and cash equivalents	(38,980)	(39,746)
Cash and cash equivalents at beginning of period	292,494	149,926
Cash and cash equivalents at end of period	$253,514	$110,180

Cash payments for interest	$9,973	$11,346
Cash payments for income taxes	$14,010	$8,871

(a) Net of foreign exchange and acquisition effects

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com